FORM OF
                   EXPLORATION AGREEMENT AND OPTION TO LEASE

     THIS EXPLORATION AGREEMENT AND OPTION TO LEASE (hereinafter referred to as the "Agreement") is made effective June 1, 1996, (hereinafter referred to as the "Effective Date") between the UNIVERSITY OF ALASKA, a corporation organized and existing under the constitution and laws of the State of Alaska, whose address is 910 Yukon Drive, Suite 211, Fairbanks, Alaska 99775, (hereinafter referred to as "the University") and LA TEKO RESOURCES, INC., a Nevada corporation and qualified to do business in the State of Alaska, whose address is 2173 University Avenue South, Suite 101, Fairbanks, Alaska 99709, (hereinafter referred to as "La Teko").

                                    RECITALS

A    The University is the fee owner of the subsurface estate described in
Exhibit A, attached hereto and by this reference made a part hereof (hereinafter referred to as the "Mineral Estate"), and therefore has the sole and exclusive mineral exploration, development, and mining rights thereto. The University also owns the surface estate overlying the Mineral Estate (hereinafter referred to as the "Surface Estate"). Except as noted herein, the Mineral Estate and the Surface Estate as described in Exhibit A when together referred to herein shall be known as the "Property";

B. The University has agreed to grant to La Teko certain rights to the Property as described herein, upon the conditions described herein; and

C. The University has further agreed to grant to La Teko an option to enter into a Mining Lease on the Designated Area within the Property upon the terms and conditions described herein.

     NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the benefits and advantages to be gained by each of the parties and in consideration of the mutual covenants and promises hereinafter set forth, the parties agree as follows:
                             ARTICLE 1. DEFINITIONS

     The following words, when used in this Agreement, shall have the following definitions

      (a) Costs means any and all reasonable costs, expenses, and expenditures incurred or made by La Teko in its operations on the Property, including but not limited to its costs, expenses, or expenditures made or incurred for construction, buildings, equipment, and the cost of installation, replacement, expansion, or modification thereof; and including La Teko's costs, expenses, or expenditures made or incurred for Exploration and Development and any and all other expenses, costs, or expenditures made for or on account of La Teko's operations on the Property.

Such costs shall, more specifically, but not in limitation, include:

     (1) Costs of wages, supplies, salaries, and other services incurred by La Teko for the benefit of the Property while on the Property; it being understood, however, that any and all expenses or costs for services rendered by La Teko's engineers, geologists, payroll, data processing (except as relating to accounting), training and safety, and other personnel employed at the head office of La Teko or somewhere other than at the Property, and directly attributable to the Property on a specific assignment basis, shall be based on La Teko's actual cost thereof allocated on a pro rata time basis with La Teko's other operations. Costs shall include not only the costs of actual wages and salaries but shall also include, but not be limited to, social security and unemployment taxes, worker's compensation costs, vacation pay, disability benefits, life insurance, health and accident insurance, pension costs.

     (2) Rental charges for machinery and/or equipment used by La Teko in connection with its operations hereunder shall be such rentals as are customarily charged in the mining industry for machinery and equipment of like character.

     (3) All monies to be paid, if any, with respect to the Property, but not including royalties, rentals, or other payments to be paid to the University under Article 5 of this Agreement.

     (4) The annual cost of insurance premiums for all forms of insurance protection which La Teko carries with respect to operation of the Property, including but not limited to, fire, theft, property damage, machinery breakdown, worker's compensation and disability, public liability, forgery, and use and occupancy and business interruption.

     (5) All property taxes accrued and payable arising from La Teko's operation of the Property.

     (6) The cost of reclamation and related activities conducted on the Property pursuant to this Agreement and applicable federal, state, and local laws and regulations.

     (7)  Reasonable legal costs for the maintenance of the Property.

Such Costs shall not include:

     (1 ) any charge for depletion, depreciation, or amortization.

     (2)  federal and state income taxes and mining license taxes.

     (3) services performed by the officers or senior management of La Teko or for expenses incurred in the head office of La Teko relative to accounting, including salaries and related payroll expenses, postage, printing and stationary, auditing, directors' expense, stock transfer expense, bonuses, or for general corporate expenses of La Teko.

     (4) the cost to La Teko of any judgment or lien paid in connection with the Property.

     (b) Designated Area means a separate area of land within the Property made up of surveyed tracts of land by legal subdivision of one thousand two hundred eighty acres.

     (c) Development means all preparations for the removal and recovery of Minerals from the Property, including the construction or installation of a mine, mill or any other improvements to be used for the Mining, handling, milling, processing, or other beneficiation of Minerals from the Property..

     (d) Exploration means the activity, operations, or work performed for the purpose of ascertaining the existence, location, quantity, quality, or extent of deposits of Minerals within the Property, including drilling, assaying, geological, geophysical, and geochemical surveys and studies, mapping, surveying, trenching, sampling (including bulk sampling), field support, and engineering, on-site office and administration activities, and necessary road construction.

     (e) Mineral or Minerals means all metals, ores,-minerals, and materials of every kind and character whatsoever which would have been locatable on public domain lands under the General Mining Law of 1872, as amended (30 U.S.C. Section22, et seq.), but shall not include oil, gas and associated hydrocarbons, coal, sand, gravel, rock, building stone, earth, soil, clay, surface and ground water, geothermal resources, or any material not locatable under such law.

     (f) Mining means the mining, extracting, producing, handling, milling, or other processing of Minerals, and all activities on the Property attendant thereto.

     (g) Other terms defined in the Mining Lease shall have those same definitions in this Agreement.

                   ARTICLE 2 - REPRESENTATIONS AND WARRANTIES

     (a) Representations and Warranties of La Teko - La Teko makes the following representations and warranties effective the date hereof,

     (1 ) Corporate Status - La Teko is a corporation duly organized, existing and in good standing under the laws of the State of Nevada, and is qualified to conduct business in Alaska.

     (2) Corporate Authorization - The execution, delivery, and performance of this Agreement by La Teko has been duly authorized by all necessary corporate action on its part and will not violate any provision of the Certificate of Incorporation or Bylaws of La Teko or any provision of any agreement, indenture instrument, lease, contract, or other undertaking to which La Teko is a party or by which La Teko or its property is bound or requires the consent of any third party, except consents, approvals, and licenses which have been obtained and are in effect.

     (3) Broker's or Finder's Fees - La Teko has not engaged or employed any broker or finder in connection with the negotiation, execution, or delivery of this Agreement, and no broker's or finder's fee or commission is due with respect thereto.

     (4) Binding Obligation - When duly executed by the parties, this Agreement will constitute a valid and binding obligation of La Teko, enforceable against La Teko, in accordance with its terms.

     (5) Diligent Development - La Teko shall, in accordance with this Agreement and in a diligent and reasonable manner, explore and develop the Property, provided that such Exploration and Development shall comply with all applicable laws and shall be conducted in accordance with careful workmanlike manner and accepted mining practices.

     (b) Representations and Warranties of the University - The University makes the following representations and warranties effective the date hereof:

     (1 )      Status - The University is a corporation duly organized, existing in good standing under the Constitution and the laws of the State of Alaska.

     (2) Authorization - The execution, delivery and performance of this Agreement by the University has been duly authorized by all necessary action on its part.

     (3) Broker's or Finder's Fees - The University has not engaged or employed any broker or finder in connection with the negotiation, execution or delivery of this Agreement, and no broker's or finder's fee or commission is due with respect thereto.

     (4) Binding Obligation - When duly executed by the parties, this Agreement will constitute a valid and binding obligation of the University, enforceable against the University in accordance with its terms.

     (5) Title to Property - The University makes no representations or warranties respecting title to the Property, the suitability of the Property to operations hereunder, the presence of any Minerals on, in, or under the Property, or the merchantability of any Minerals situated on, in, or under the Property. The Agreement is granted subject to all valid existing rights of third parties in and to the Property, if any.

     (6) Lesser Interest - If the University's title to the Property (or any portion thereof) is less than the entire interest or is subject to a superior adverse interest, La Teko shall have the right to accept such title as the University has by giving notice of such election to the University in accordance with Article 21. Since the payments set forth in Article 5 are predicated upon the University's owning the entire interest in the Property free and clear of any superior adverse interests, if the University owns less than the entire interest or such interest is subject to a superior adverse interest, then such payments shall be reduced proportionally.

                     ARTICLE 3 - GRANT AND LAND ACQUISITION

     (a) Grant of Initial Non-Exclusive Access - The University grants to La Teko an initial non-exclusive right, for a period not to exceed three (3) months from the Effective Date, to enter into and upon the Property for limited mineral exploration which does not involve any surface disturbance of the Mineral Estate, including but not limited to hand sampling, geophysical survey, and mapping. La Teko agrees, as a condition to the rights granted by this paragraph, to provide the University with copies of all factual data and exploration and mineral reconnaissance data obtained from the Property. This date shall be given to the University within 60 days following the expiration of the three (3) month period.

     (b) Grant of Exclusive Option - Following the three (3) month period described above in subsection (a) and subject to the terms contained herein, the University hereby grants to La Teko, for a five year period, the sole, exclusive, and irrevocable right to enter into and upon the Property and each and every part thereof and, except as otherwise expressly provided in this Agreement, to explore for, drill, test, and develop any and all metals and ores of every kind and character whatsoever, precious and base, which are or may hereafter be found in, on, or under the Property. The University further grants to La Teko, for a period not to exceed five (5) years following the three (3) month period described above in subsection (a), the sole and exclusive right to exercise the option to lease a one hundred (100%) undivided interest in any one or more Designated Areas and to enter into one or more Mining Leases (the "Option"); provided that La Teko's right to exercise their Option as granted herein shall be subject to Article 7. Nothing contained in this Agreement shall be deemed to require La Teko to exercise any of the rights and privileges granted to it by this Agreement, except as and to the extent that La Teko deems it desirable so to do.

                                ARTICLE 4 - TERM

     La Teko's right to enter upon the Property and conduct Exploration and Development, and to exercise the sole and exclusive Option to lease a one hundred percent (100%) undivided interest in all or any part of the Property, exercisable at any time or from time to time in accordance with this Agreement, shall continue for a period of five (5) years from September 1, 1996 (the "Option Period"), upon which time La Teko's rights under this Agreement shall terminate.

                          ARTICLE 5 - OPTION PAYMENTS

     In order to maintain the Option, La Teko shall pay the University annual Option Payments (the "Option Payments"), as set forth below, during the term of this Agreement, which amounts shall not be recoupable from the University's share of future Royalties, if any, related to the Property. The first payment shall be made by La Teko on or before September 1, 1996; the payment for each subsequent year as set forth below shall be made on or before the anniversary of the Effective Date of this Agreement, for so long as this Agreement is in effect.

     Annual Option Payments   September 1, 1996   $30,000.00
                         1st anniversary (1997)   $45,000.00
                         2nd anniversary (1998)   $60,000.00
                         3rd anniversary ( 1999)  $60,000.00
                         4th anniversary (2000)   $75,000.00

Pursuant to Article 8, the University may terminate this Agreement if La Teko does not make any of the Option Payments within the time periods specified above.

                          ARTICLE 6 - WORK COMMITMENT

     In order to maintain the Option, La Teko commits to expend the monetary amounts specified below in Costs in the Exploration of the Property (hereinafter "Work Commitments").

     Annual Work Commitment     Year 1 (1996-97)    $100,000.00
                                Year 2 (1997-98)    $200,000.00
                                Year 3 (1998-99)    $250,000.00
                                Year 4 (1999-2000)  $500,000.00
                                Year 5 (2000-01)    $500,000.00

The work commitment shall not include any costs incurred by La Teko during the three month grant of initial non-exclusive access. La Teko shall have the right to carry forward excess Costs spent in any one year and apply those excess Costs towards the next year's Work Commitment due, provided, however, that La Teko shall expend no less than 20% of the Work Commitment for any one year in which La Teko carries forward excess Costs. Should La Teko fail to expend the above sums on or for the benefit of the Property on or before the due dates for such expenditures, in order to maintain this Agreement in good standing, La Teko shall pay to the University, within 10 days after the anniversary date of this Agreement, the difference between the amount due and the amount expended on or for the benefit of the Property for the applicable period. Pursuant to Article 8, the University may terminate this Agreement for La Teko's failure to expend the above referenced Work Commitment amounts or to make payment to the University in lieu thereof within the time periods specified above.

             ARTICLE 7 - EXERCISE OF OPTION AND EXECUTION OF LEASE

     During the term of this Agreement, La Teko may elect to exercise its Option to lease a Designated Area(s) included within the Property by giving written notice to the University and submitting an executed Mining Lease for the Designated Area together with proof of insurance and initial payment. A Mining Lease entered into pursuant to the exercise of the Option shall be in the form of Exhibit "B," with such change or changes, if any, as may be agreed upon in writing by the University and La Teko. La Teko's right to exercise its Option is subject to the following before the Option can be exercised and such property made subject to the Mining Lease: 1) La Teko shall be in full compliance with and shall not be in default with any of the terms and conditions of this Agreement, and 2) A minimum of one hundred thousand dollars ($100,000) of Costs must have been spent on the Designated Area. The Designated Area shall cease to be governed by the terms of this Agreement from and after the Effective Date of the Mining Lease provided, however, that should any property be released from operation of the Mining Lease, or should the Mining Lease be terminated during the term of this Agreement, the property in question shall revert to the University, free and clear of any and all interests of La Teko including particularly this Agreement and/or the Mining Lease.

              ARTICLE 8 - TERMINATION OF RIGHT TO EXERCISE OPTION

     The right to exercise the Option and this Agreement shall terminate if (a) La Teko notifies the University at any time of its intention to terminate this Agreement and not to exercise the Option; (b) La Teko fails to make any of the Option Payments described in Article 5, or (c) La Teko fails to satisfy the Work Commitments or payments in lieu thereof specified in Article 6. If La Teko-fails to make any such payments, termination shall not take place until ten (10) days after the University notifies La Teko of such failure. If La Teko makes such payments within the said ten (10) day period, no termination shall take place. Any termination pursuant to this Article 8 shall not be considered to be a default by La Teko under this Agreement.

           ARTICLE 9 - RELATIONSHIP OF MINING LEASE TO THIS AGREEMENT

     A Mining Lease entered into pursuant to this Agreement shall be deemed separate from this Agreement. To the extent of any overlap or conflict in subject matter between the Mining Lease and this Agreement, the provisions of the Mining Lease shall be controlling for the duration of the Mining Lease with respect to any lands or interests in lands which are part of the Designated Area under the Mining Lease and for so long as such lands or interests in lands remain a part of the Designated Area. There shall be no merger of the terms and conditions of this Agreement into the Mining Lease or into any other grants that may be made pursuant to this Agreement, and the Property shall revert to the University upon the termination or expiration of the Mining Lease or other agreements between the parties affecting the Property or portions thereof. If this Agreement terminates for any reason, the Mining Lease shall remain in effect.

              ARTICLE 10 - EXPLORATION AND DEVELOPMENT ACTIVITIES

     Subject to Article 3(a), the University and La Teko agree that, during the Option Period or until the earlier termination of this Agreement, La Teko shall have the sole and exclusive right, subject to the University's right of access to enter upon the Property, to carry out such prospecting, Exploration, and Development work thereon, therein, and thereunder in the manner end to the extent that La Teko, in its sole discretion subject to Paragraph 11(a), deems advisable. La Teko may bring upon the Property such equipment, buildings, machinery, appliances, and tools as La Teko may deem advisable and remove same. La Teko may remove Minerals from the Property for the purpose of making assays and tests relevant to judging whether a commercial operation is feasible, such as removal of sufficient amounts of material for bulk samples for mill and pilot plant tests and for metallurgical tests of all kinds. La Teko's right to remove Minerals from the Property shall be within the scope of standard industry practices for said activities.

                  ARTICLE 11 - SURFACE OBLIGATIONS OF LA TEKO

     The University acknowledges that Exploration and Development activities are, by their nature, disruptive to the Surface Estate. However, the parties acknowledge their desire to minimize the destruction of the Surface Estate and therefore it is agreed that La Teko shall take the following measures:

     (a) Before conducting Exploration and Development activities and before April 1 of each year of this Agreement, La Teko shall submit to the University a plan of operations setting forth the proposed activity or activities and the approximate location thereof (the "Plan") for the University's review and approval. Such approval shall not be unreasonably withheld. La Teko agrees to consult closely with the University as to the location of any facilities and improvements placed upon the Surface Estate.

     (b) In the course of exercising its rights under this Agreement, La Teko will, to the extent it can do so without interfering with the development of the Mineral Estate, use reasonable care and exert good faith efforts to minimize disruption or interference with the Surface Estate.

     (c) La Teko will preserve, as much as practical, the integrity of the Surface Estate consistent with its ability to conduct Exploration and Development in the manner best suited to development of the Mineral Estate.

     (d) La Teko shall be responsible for obtaining all required permits and other governmental approvals necessary for its activities on the Surface Estate, and will comply with all federal, state and local laws and regulations pertaining to the conduct for its Exploration and Development or other related uses of the Surface Estate. The University will cooperate with La Teko in the acquisition of all permits and governmental approvals.

     (e) La Teko will conduct all Exploration and Development in a prudent, efficient, and workmanlike manner, in accordance with sound engineering and mining industry practices. All areas of La Teko's operations shall be kept in a neat, clean, orderly, safe, and sanitary condition. No littering shall be permitted, and all trash, nonnatural debris. and other waste material resulting from its operations shall be disposed of in a manner approved by state and/or federal authorities.

     (f) La Teko agrees to store, transport, and dispose of all hazardous substances, as defined by AS 46.03.826, and all hazardous wastes, as defined by AS 46.03.900 or by any other applicable state or federal law, in accordance with all local, state, and federal laws, including the "Resource Conservation and Recovery Act' ("RCRA") and the "Comprehensive Environmental Response, Compensation and Liability Act" ("CERCLA"), as amended, regarding the same. La Teko shall not dispose of any hazardous wastes upon the Property. Further, the University and La Teko acknowledge and agree that in the event mining wastes are regulated by CERCLA, or by any other statute, La Teko may dispose of such wastes on the Property provided La Teko complies fully with such laws and shall be solely responsible for any contamination or other environmental damage found on the Property resulting from La Teko's operations, including the cost of clean-up. Hazardous substances and estimated quantities thereof shall be disclosed in the Plan prior to their being brought onto the Property. At the end of each year, La Teko shall notify the University of all hazardous substances and hazardous wastes and the quantities brought to, stored upon, used on, or transported from the Property.

     (g) La Teko shall take all necessary precautions to prevent and suppress forest, brush, and grass fires, and no open fires shall be permitted on the Property. La Teko shall be responsible only for forest, brush, and grass fires which are caused by La Teko, its employees, agents, and assigns; and La Teko, its agents and assigns shall indemnify and hold the University harmless from claims or damages if such fires should cause injury or damage to the person or property of any third parties.
     (h) La Teko shall protect all survey monuments, witness corners, reference monuments, and bearing trees against damage, destruction, or obliteration. Any damaged or obliterated monuments shall be reestablished by La Teko in accordance with accepted survey practices of the United States Department of Interior, Bureau of Land Management.

     (i) If requested, La Teko shall make a written report in addition to work progress reports, on all matters relevant to the character, conduct, and status of operations. La Teko shall make written notice to the University upon completion of its operations.

     (j) La Teko agrees that standing timber on the Property shall be protected to the maximum extent possible, consistent with prudent mining operations.

     (k) La Teko shall not be permitted to use the Property to deposit, store, or dispose of any waste, overburden, surface stripping, and other materials from adjoining or nearby property owned or controlled by La Teko, without the express written permission from the University which may be withheld for any reason.

                     ARTICLE 12 - ENVIRONMENTAL PROTECTION

     La Teko shall take all reasonable precautions to prevent the improper disposal of hazardous wastes and the pollution of air and water by La Teko's operations. Any facilities for employees established on the Property shall be operated in a sanitary manner, and refuse and waste resulting from La Teko's use, servicing, repair, or abandonment of equipment shall be removed from the Property. It shall be La Teko's sole responsibility to comply with all applicable environmental laws or regulations, subject to La Teko's right to contest the same. If the University finds physical evidence that air, land, water quality, or other environmental damage has occurred or is about to occur due to La Teko's non-compliance with said environmental laws or regulations, the University shall have the right, upon written notice to La Teko, to require La Teko or its contractors, agents, or assigns to cease, alter, or modify immediately that portion of operations on the Property which is causing or is about to cause such air, land, water quality, or other environmental damage; and to direct La Teko in writing to take immediate action to correct or eliminate said damage or threat thereof. La Teko shall then, in consultation with the University, review the operations to determine if additional actions are necessary to correct or eliminate such damage or threat. The University's rights under this provision shall not release La Teko of its obligation hereunder, nor shall they constitute a waiver of the University's rights as provided by this Agreement and/or by law. The University shall be under no obligation to provide for any inspections as to environmental practices of La Teko, or to take any responsibility whatsoever for La Teko's actions, it being agreed that compliance therefor is the sole responsibility of La Teko. Liability for any environmental or water quality damage that is caused by La Teko or its contractors, agents, or assigns, shall be borne by and at the sole expense of La Teko. If La Teko fails or refuses to correct or repair within a reasonable time any environmental damage caused by La Teko's failure to comply with applicable laws or with any obligation or covenant of this Agreement after being directed to do so, then the University shall have the right to contract with any qualified party to correct said condition, and La Teko shall pay to the University on demand for all costs including attorney's fees of said correction or repair. La Teko's obligations under this paragraph shall survive the termination of this Agreement. Notwithstanding any other provision, La Teko shall indemnify and defend the University from any and all losses, damages, expenses, claims, demands, and civil or criminal liabilities or penalties; clean-up lawsuits and other proceedings, and all costs and expenses including damages, attorneys' fees, and disbursements which accrue to or are incurred by the University, arising directly or indirectly from, or out of, or which are in any way connected with La Teko's acts or omissions which cause environmental or water quality damage as defined by non-compliance with federal, state or local regulations, orders, or laws; or which cause losses, damages, expenses, claims, demands, or civil or criminal penalties or sanctions to be incurred.

                         ARTICLE 13 - RIGHT TO INSPECT

      The University or its authorized agents shall have the right to inspect La Teko's operations on the Property upon reasonable notice and during normal working hours.

                        ARTICLE 14-WORK PROGRESS REPORTS

     On or before April 1 of each year of this Agreement, La Teko shall furnish to the University yearly progress reports showing the character and amount of work performed by La Teko on the Property during the preceding year and the place or places where work was performed. Such reports shall include an accounting of funds spent and shall include the volume of material removed from the Property for bulk sampling as allowed in Article 10. La Teko shall also make available for the
University's inspection at the office where such records are kept, any cores and other geological samples collected by La Teko under this Agreement, and shall provide for the University's inspection and reproduction of all sample data and geological maps resulting from such work, and ail geologic reports supporting such progress reports. Any data, reports, or other information furnished to the University shall be the same as that La Teko customarily prepares or obtains for its own records. La Teko further agrees to supply the University with copies of all geological maps, cross-sections, drill logs, and other factual and computer generated data, disks, or reports generated under this Agreement. The University shall keep confidential, as provided in Article 22, all information received from La Teko through such reports, samples, data, and maps.

                      ARTICLE 15 - OWNERSHIP OF FACILITIES

     Any machinery, buildings, or equipment, including supplies or any and all other items which La Teko acquires for the benefit of the Property under this Agreement, shall belong to La Teko and may be removed by La Teko at any time this Agreement is in effect, and shall be removed within one (1 ) year after termination of the Agreement. Any machinery, buildings, or equipment not removed after one (1) year from termination shall become the property of the University or, at its election, may be removed by the University at La Teko's expense. All machinery, buildings, equipment, and supplies, until they become the University's property or are removed from the Property, shall be the sole responsibility of La Teko and the University shall have no liability with regard thereto. In the event that a regulatory agency requires additional reclamation work or monitoring beyond the one year period, the one year period shall be extended as the University deems appropriate; provided that La Teko shall continue to carry insurance and identify the University as required in this Agreement during any extension period.

                      ARTICLE 16 - COMPLIANCE WITH LAWS -
                     INSURANCE AND INDEMNIFICATION - TAXES

     (a) Compliance with Laws - La Teko shall conduct all operations on the Property in a careful, workmanlike manner and, during all periods in which La Teko is operating on the Property pursuant to this Agreement and with respect to all work of whatsoever character in any manner connected therewith, La Teko shall comply with all laws and regulations of the State of Alaska, any legal subdivision thereof, and the United States of America, and all rules, permits, orders, and directives made in conformity therewith. Without limitation of the foregoing, La Teko shall comply with all laws, regulations, permits, rules, orders, and directives relating to Mining, Alaska's Mining License and notice, reclamation, mine waste disposal, fire prevention, safety, fisheries, environment, water quality and pollution, employees, and the Mine Safety and Health Act ("MSHA"). La Teko reserves the right to challenge any such laws, regulations, rules, required permits, orders, or directives if La Teko, in good faith, believes that the same are unconstitutional, unlawful, inapplicable, or are being directed against La Teko and La Teko's operations on the Property in an arbitrary or capricious manner. La Teko shall comply with all health, safety, and fire prevention measures prescribed by law or described in this Agreement and in the attached Exhibit "B". Should La Teko assume, during the term of this Agreement, any permits obtained by the University, La Teko shall be solely responsible for continuing compliance with such permits, to the extent that such compliance is within the control of La Teko; but La Teko shall not be required to fulfill any requirements under such permits relating to conditions created by the University prior to La Teko's assumption of such permits. If any additional permits, permit waivers, or permit modifications or amendments are required in furtherance of La Teko's. obligations under this Agreement, the University shall cooperate and provide all reasonable manner of assistance to La Teko in expediting additional permit applications and related matters. La Teko agrees to cease operations where required by laws, regulations, rules, permits, orders, and directives made in conformity thereto, subject to La Teko's right as set forth above to challenge the same without suspension of La Teko's obligation under Article 5 until said additional permits, permit waivers, modifications, or amendments are obtained. Upon expiration or earlier termination of this Agreement upon the University's request, any permits, licenses, leases, or similar matters secured on behalf of or procured by La Teko hereunder which are no longer necessary or convenient to La Teko to conduct its operations upon the Property shall be transferred to the University at University's sole option, to the extent that La Teko has the right to effect such transfer.

     (b)  Insurance and Indemnification

          i) Insurance - Without limiting La Teko's indemnification, it is agreed that La Teko shall purchase, at its own expense, and maintain in force at all times during the term of this Agreement, the policies of insurance specified below. Where specific limits are shown, it is understood that they shall be the minimum acceptable limits. If La Teko's policy contains higher limits, the University shall be entitled to coverage to the extent of such higher limits. Certificates of Insurance must be furnished to the University upon signing this Agreement and must provide for thirty (30) day prior notice to the University of cancellation, nonrenewal or material change of the policies. Failure to furnish satisfactory evidence of insurance or the lapse of a policy is a default and grounds for termination of this Agreement. Each Workers' Compensation Insurance policy shall be endorsed with a waiver of subrogation in favor of the University. ALL other insurance policies required by this Agreement shall be endorsed to provide that such insurance shall apply as primary insurance and that any insurance or self-insurance carried by the University will be excess only and will not contribute with the insurance required by this Agreement; shall be endorsed to name the University as an additional insured; and shall provide for a waiver of subrogation in favor of the University. All endorsements shall reference this Agreement. All insurance shall be on an occurrence and not a "claims made" basis.

     (a) Workers' Compensation Insurance: La Teko shall provide and maintain, for all employees of La Teko engaged in work under this Agreement, Workers' Compensation Insurance and Employer's Liability Insurance in accordance with the laws of the State of Alaska. La Teko shall be responsible for Workers' Compensation Insurance for any subcontractor who directly or indirectly provides services under this Agreement. This-coverage must include statutory coverage for states in which employees are engaging in work and employer's liability protection not less than One Million Dollars ($1,000,000.00) per person, One Million Dollars ($1,000,000.00) per occurrence. Where applicable, coverage for all federal acts (i.e., U.S.L. & H and Jones Acts) must also be included.

     (b) Comprehensive (Commercial) General Liability Insurance: With coverage limits not less than Two Million Dollars ($2,000,000.00) combined single limit per occurrence and annual aggregate where generally applicable, including premises-operations, independent contractors, products/completed operations, broad form property damage, blanket contractual and personal injury endorsements. Limits may be a combination of primary and excess (umbrella) policy forms.

     (c) Comprehensive Automobile Liability Insurance: Covering all owned, hired, and non-owned vehicles with coverage limits not less than One Million Dollars ($1,000,000.00) combined single limit per accident bodily injury and property damage.

     (d) In the event La Teko acquires or uses aircraft in conjunction with its operations under this Agreement which are not covered under La Teko's insurance obligation under 15(b)(i)(a) above, La Teko shall then obtain liability and indemnity insurance with a combined single km it of not less than $2,000,000.00

     The insurance shall be placed with an insurance carrier or carriers reasonably satisfactory to the University and, unless otherwise agreed, with a Best Guide rating of A/XIII and shall provide that no failure of La Teko to comply with any term or condition of this Agreement, or other conduct of La Teko, its agent, representatives, contractors, and employees, shall void or otherwise affect the protection under any insurance policy attached to the University. If La Teko fails to comply with these insurance requirements, the University may obtain and pay for such insurance and keep the same in force and effect, and La Teko shall pay the University on demand for the premium costs thereof. La Teko shall provide written proof of insurance, bye certificate of insurance, to the University, reflecting full compliance with the requirements set forth in Article 14(b)(i)(a-d) above.

     In order to maintain the same level of coverage that will exist at the commencement of this Agreement, the types and amounts of coverage called for herein shall be subject to review at the end of each five (5) year period from the Effective Date of this Agreement, unless a major change in La Teko's operation on the Property occurs, in which case said review shall be done at the time of the occurrence and. if appropriate, the insurance requirement shall be adjusted upward or downward or extended as the parties may agree to provide the amounts and types of coverage then prudently carried by entities engaged in Exploration, Development, and Mining operations similar to those to be conducted pursuant to this Agreement. La Teko shall maintain insurance policies under which, at a minimum, the above-described amounts of insurance shall be maintained in effect throughout the time during which such insurance is required under this Agreement, even if successful claims are asserted against any such policies during their terms.

     La Teko shall not acquire any rights whatsoever under this Agreement until La Teko has submitted to the University proof, furnished by the insurance carriers, of current coverage as required herein, which must specifically include workers' compensation insurance from an insurance company or association authorized to transact the business of workers' compensation insurance in the State of Alaska, or proof, furnished by the Workers' Compensation Board of the State of Alaska of a current certificate of self-insurance issued by the Board. If the University should receive notice that an applicable insurance policy under this Agreement has been canceled without being replaced by a comparable policy, the University may obtain and pay for such insurance and keep the same in force and effect, and La Teko shall pay the University on demand for the premium costs thereof.

     (2) Indemnification - La Teko agrees to assume full control and responsibility for the activities or conduct of its agents or employees with respect to its performance under this Agreement. La Teko shall defend and save harmless the University or any representative thereof from and against all losses, damages, liabilities, expenses, claims, and demands of whatsoever character, direct or indirect, arising out of, or in any way connected with the performance of La Teko or any employee, subcontractor, agent, or other representative of La Teko under the terms of this Agreement. This indemnification shall survive termination of this Agreement.

     (c) Taxes - La Teko shall pay its own federal and state income taxes and mining license taxes, if any, and shall file its own returns related thereto based, in the case of income taxes, upon the income received by La Teko. Should any liens or encumbrances hereafter be created on the Property or on any Minerals therefrom as a result of failure by La Teko to pay taxes when due, pursuant to the preceding sentence, the University may, in addition to other remedies available at law, at its option, satisfy such liens or encumbrances, and La Teko shall reimburse the University for such amounts and any associated costs, including attorney's fees. court costs and interest on amounts due at the highest rate allowable by law, upon notice thereof by the University. If La Teko should fail to repay the University within thirty (30) days of notice thereof, the University may serve notice of default to La Teko in accordance with Article
17. Any and all other taxes or licenses of whatsoever character, including, among others, real and personal property taxes related to the Property and relating to operations carried on after the Effective Date of this Agreement, shall be paid by La Teko and treated as Costs as defined in Article 1 of this Agreement. During the term of this Agreement, La Teko shall pay when due all taxes assessed against its personal property and all improvements placed upon the Property, and ad valorem taxes assessed against the Property which result from La Teko's activities on the Property. La Teko shall have the right, at its option, to contest, in the courts or otherwise, the validity or amount of any such taxes or assessments, if it deems the same unlawful, unjust, unequal, or excessive, or to take such other steps or proceedings as it deems necessary to secure a cancellation, reduction, readjustment, or equalization thereof, before it shall be required to pay the same.

     (d) No Third Party Beneficiary - This Agreement specifies the rights and obligations of the parties hereto and is not intended to create any rights or causes of action in any third party.

                             ARTICLE 17 - DEFAULTS

     The University shall have the right to terminate this Agreement only for default by La Teko. In the event that the University claims that a default has occurred or is occurring in La Teko's performance of any obligation or obligations under the terms of this Agreement, the University may serve written notice upon La Teko that La Teko is, or is believed to be, in default, stating in such notice the particulars of the alleged default and requesting the correction thereof. Within thirty (30) days of receipt of any such notice, La Teko shall fully correct any and all defaults specified in such notice. Notwithstanding the foregoing, in the case of defaults which threaten or affect health and/or safety standards, La Teko shall begin the correction of said defaults immediately upon notice or as soon as practicable thereafter. If any default or defaults which have been specified in any such notice are not remedied in the manner specified in this Article 17, then the University may, at its option and by written notice, declare this Agreement terminated. In the event the University terminates this Agreement on account of breach by La Teko, La Teko shall be under no further liability to the University as a result of La Teko's activities on the Property or as a result of the terms of this Agreement from and after the date of such termination, except for liabilities and obligations to the University accrued prior to the date of such termination and its obligations hereunder arising upon termination as a result of operations upon the Property by La Teko.

             ARTICLE 18 -TERMINATION OR RELINQUISHMENT OF PROPERTY

     (a) Relinquishment - At any time after La Teko makes the first payment and satisfies the Work Commitment with respect to the Property during the appropriate time period, La Teko may release any portion or all of the Property for which all payments and expenditures have been made by giving the University forty-five (45) days prior written notice. Upon receipt of such notice, the property specified in the notice shall no longer be subject to this Agreement or the Option and La Teko shall release and quitclaim to the University ail of its interest in the property specified in the notice. La Teko's obligation under Articles 12, and 23 shall continue with respect to any Property relinquished pursuant to this paragraph. La Teko's obligation to carry insurance and indemnify the University shall continue as to any Property relinquished pursuant to this paragraph until all obligations under Articles 12 and 23 are fulfilled.

     (b) Termination - Upon termination of this Agreement for any reason, La Teko, subject to the obligations under Articles 11, 12, 16 and 23 of this Agreement, will surrender peaceable possession of the Property; the University shall thereupon have the right to take full and complete possession hereof, subject to the rights of La Teko to go upon the Property for a period not to exceed one year for the purpose of reclamation and the removal and disposal of machinery, equipment, and supplies as provided in Article 15 of this Agreement. Within one (1) year after termination, La Teko agrees to suitably store on the Property, or return at its cost, the splits if available in Alaska of all exploration samples, drill cuttings, and drill cores and other samples collected during this Agreement, and to provide the University with the location and description of all exploration work and test results, a report of the status and location of any remaining reserves, and copies of all factual data generated by La Teko's activities on the Property prior to termination. Upon such termination, La Teko shall leave all artificial ground support in place without warranty as to condition or fitness, but La
Teko shall not otherwise be obligated to leave any mine workings or openings in the Property, including ventilation openings, in any particular condition or state of repair, except as otherwise required by federal, state, or local laws, and Article 23.

                           ARTICLE 19 - FORCE MAJEURE

     Except for the payment of the Option Payments to the University by La Teko pursuant to Article 5, should La Teko be prevented or delayed from performing any obligations of this Agreement by reason of an act of nature, or fire, flood, war, insurrection or mob violence, then and in such event, any such failure to perform shall not be deemed a breach of this Agreement. Performance of said obligations shall be suspended during such period of disability, and the time for the performance of said obligations shall be extended for a period equal to the period of disability; in such event, the term of this Agreement shall be extended for the time such condition of force majeure is in effect. La Teko shall make all reasonable efforts to eliminate the cause of the force majeure condition.

                     ARTICLE 20 - ENCUMBRANCES - ASSIGNMENT

     (a) Encumbrances - During the term of this Agreement, La Teko shall not allow liens or encumbrances which arise out of any act or omission upon the part of La Teko to attach to or remain on the Property.

     (b) Assignment- This Agreement shall be binding upon and inure to the benefit of La Teko and the University, and their respective heirs, assigns, affiliates, and successors. This Agreement may be assigned by any party upon the written notice to and written consent of the other party, except such consent shall not be required for any assignment for security purposes only. Said consent shall not be unreasonably withheld. Any purported assignment by any party without such notice or consent, or which if effective would change any right or obligation of the other party hereto, shall be void and unenforceable, it being the intent of the parties that the provisions of this Agreement shall run with the land. Further, no assignment by any party will be valid unless the assigning party has provided to the other party a written statement effective the date of the assignment, signed by the assignee, agreeing to be bound by the terms and conditions of this Agreement to the same extent and nature as the assigning party; and provided further that the assignee has given reasonable assurances of its ability to fully and faithfully perform all terms, conditions, and obligations of this Agreement, including without limitation the payment of Option Payments and the performance of Work Commitments. Notwithstanding the foregoing, in the event La Teko or its successors or assigns shall become insolvent, bankrupt, or make any assignment for the benefit of creditors, or if it or its interests herein shall be levied upon or sold under execution or other legal process, the University may terminate this Agreement.

                              ARTICLE 21 - NOTICES

     Any notice hereunder shall be given in writing, delivered via certified or registered mail, return receipt requested, to the following addresses:

          La Teko:              Robert Gentry, President
                                La Teko Resources, Inc.
                                2173 University Avenue South, Suite 101
                                Fairbanks, Alaska 99709
                                Phone:(907) 474-2080 Fax: (907) 474-2082

          The University:       The University of Alaska
                                Statewide Office of Land Management
                                Northern Regional Office
                                910 Yukon Drive, Suite 211
                                Fairbanks, Alaska 99775-5280
                                Phone: (907) 474-7421 Fax: (907) 474-5972

or to other such address as may be provided from time to time. If such notice is so mailed, the act and time of the posting thereof shall be deemed the act and time of giving such notice.

                          ARTICLE 22 - CONFIDENTIALITY

     The University and La Teko agree that all information developed or acquired as a result of work under this Agreement, including but not limited to information relating to ore reserves, mineral discoveries, mining methods, plans and production schedules, and other information, including the terms of this Agreement, shall be kept confidential and shall not be voluntarily released or made public by one party without the party's express prior written consent during such period that this Agreement is in effect; provided, however, that nothing herein shall be construed to interfere with any responsibility of the University or La Teko to make reasonable disclosures required under any applicable securities' public disclosure, or other laws. In the event either party deems it necessary to make such disclosures for the reasons stated, that party agrees to confer with the other party prior to making such disclosures.

                            ARTICLE 23 - RECLAMATION

     On cessation of the Exploration or Development, or upon the termination of the rights and privileges granted herein by this Agreement, La Teko will, within one year of cessation or termination, reclaim that portion of the Surface Estate impacted by La Teko's Exploration or Development to a condition of use suitable for the use by the University in a way that portion of the Surface Estate was previously used, or to such alternate condition as La Teko may request and is approved by the University in writing. In the event that a regulatory agency requires additional reclamation work or monitoring beyond the one year period, the one year period shall be extended as the University deems appropriate provided that La Teko shall continue to insure and indemnify the University as required in this Agreement during the extension period. In any event, ail reclamation work and effects by La Teko shall be in accordance with the requirements of all applicable federal, state, and local laws and regulations, as amended. La Teko's obligations hereunder shall survive termination of this Agreement.

                         ARTICLE 24 - PERFORMANCE BOND

     La Teko shall post a performance bond ("Bond") with the University as beneficiary in the amount of Twenty-five Thousand Dollars ($25,000). The purpose of the Bond is to ensure La Teko's full performance and observance of each and every provisions of the Agreement including reclamation. - If, within one (1) year after the termination or relinquishment of the Agreement, La Teko has satisfactorily performed all of its obligations under the Agreement, the University will release La Teko from the Bond. All bonding required to be provided by La Teko shall be issued by bonding companies authorized to do business in the State of Alaska. Bonding company selection shall be subject to prior written approval of the University.

                       ARTICLE 25 - SAND, ROCK AND GRAVEL

     The University grants to La Teko its right to use all sand, rock, shot rock and gravel located on the Property for the benefit of the Property; provided no sand, rock, shot rock, or gravel is sold or transferred to any third party nor moved outside the boundaries of the Property.

                              ARTICLE 26 - GENERAL

     (a) Entire Agreement - This Agreement, including the attached Exhibits, represents the entire understanding between the parties with respect to the subject matter of this Agreement, and no modification hereof shall be effective unless in writing and executed by the parties hereto. This Agreement shall be binding upon the successors and assigns of the parties hereto.

     (b) Titles - The titles to the respective articles hereof shall not be deemed a part of this Agreement but shall be regarded as having been used for convenience only.

     (c)  Time - Time is of the essence in this Agreement.

     (d) Invalidity - If any provision of this Agreement is determined to be invalid, such invalidity shall not affect the enforceability of any other provision of this Agreement.

     (e) Interpretation - Venue - This Agreement shall be interpreted under the laws of the United States and the State of Alaska, and venue for any actions arising hereunder shall be in the Superior court of the Fourth Judicial District, State of Alaska, or in the United States District Court for the District of Alaska, as appropriate.

     (f) Construction - The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto.

     (g) Recordation - Neither party shall record this Agreement; however, the University agrees to execute, upon request by La Teko, a short-form notice of this Agreement for purposes of recordation in the real property records of the Recording District in which the Property is located.

     (h) Relationship - This Agreement shall in no way be construed so as to create a joint venture, agency, employment or partnership relationship between the University and La Teko.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the date first above set forth.

UNIVERSITY OF ALASKA               LA TEKO, INC.

/s/ Martin Epstein                 /s/ Richard Hughes
Director SOLM                      Project Manager


STATE OF ALASKA               )
                         )ss:
FOURTH JUDICIAL DISTRICT      )

     On this 12th day of April, 1996, before me, the undersigned, a Notary Public in and for the State of Alaska, personally appeared Martin Epstein known or identified to me to be the Director SOLM of UNIVERSITY OF ALASKA, the individual who executed the instrument on behalf of said corporation, and acknowledged to me that such corporation executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Notarial seal the day and year in this certificate first above written.

/s/ Notary Public for the State of Alaska
My Commission Expires:

STATE OF ALASKA               )
                         )ss:
FOURTH JUDICIAL DISTRICT )

     On this 9th day of April, 1996, before me, the undersigned, a Notary
Public in and for the State of Alaska, personally appeared Richard Hughes, of LA TEKO RESOURCES, INC., a corporation whose name is subscribed to the foregoing instrument and acknowledged to me that said officers executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Notarial seal the day and year in this certificate first above written.

/s/ Notary Public



                                 [map omitted]




                           MINING LEASE AND AGREEMENT

     THIS MINING LEASE AGREEMENT (hereinafter referred to as the "Agreement') is made effective this day of (hereinafter referred to as the "Effective Date") between UNIVERSITY OF ALASKA, a corporation organized and existing under the Alaska State Constitution and under the laws of the State of Alaska, whose address is 910 Yukon Drive, Suite 211, Fairbanks, Alaska 99775 (hereinafter referred to as "University") and LA TEKO RESOURCES, INC., a Nevada corporation registered and qualified to do business in the State of Alaska, whose address is 2173 University Avenue South, Suite 101, Fairbanks, Alaska 99709 (hereinafter referred to as "La Teko").

                                    RECITALS

     The purposes of this Agreement are to provide for La Teko's Exploration, Development, and Mining of the Mineral Estate owned by the University and described in Schedule "A", attached hereto and incorporated herein by this reference (hereinafter referred to as the "Mineral Estate"). The University owns the surface estate overlying the Mineral Estate (hereinafter referred to as the "Surface Estate"). The Mineral Estate and the Surface Estate when together referred to herein shall be known as the "Property."

     In consideration of the benefits and advantages to be gained by each of the parties and in consideration of the mutual covenants and promises hereinafter set forth, the parties agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

     (a) "Commercial Production" means production or extraction of Minerals from the Property for commercial sale. Commercial Production shall be deemed to have commenced on the date of the first day of the month following the date on which La Teko has operated its mine for a period of sixty (60) days at not less than fifty percent (50%) capacity, as shall be defined in the Feasibility Study. Within 10 days after achieving Commercial Production, La Teko shall notify the University for record keeping and accounting purposes. La Teko shall immediately notify the University in writing whenever Commercial Production shall be suspended or ceased for any reason for m ore than 10 continuous days.

     (b) "Costs" shall mean any and all reasonable costs, expenses, and expenditures incurred or made by La Teko in its operations on the Property, including but not limited to costs, expenses, or expenditures made or incurred for construction, buildings, equipment, and the cost of installation, replacement, expansion, or modification thereof; and La Teko's costs, expenses, or expenditures made or incurred for exploration, development, mining, milling, haulage, and any and all other expenses, costs, or expenditures made for or on account of La Teko's operations on the Property; but not including any charge for depletion, depreciation, or amortization. Such costs shall more specifically, but not in limitation, include:

          (i) Costs of wages, supplies, salaries, and other services incurred by La Teko for the benefit of the Property while on the Property, it being understood, however, that any and all expenses or costs for services rendered by La Teko's engineers, geologists, payroll, data processing (except as relating to accounting), training and safety, and other personnel employed at the head office of La Teko or somewhere other than at the Property that are directly attributable to the Property on a specific assignment basis, shall be based on La Teko's actual cost thereof allocated on a prorate time basis with La Teko's other operations. Costs shall include not only the costs of actual wages and salaries but shall also include, but not be limited to, social security and unemployment taxes, workmen's compensation costs, vacation pay, disability benefits, life insurance, health and accident insurance, pension costs.

          (ii) Costs shall not include services performed by the officers or senior management of La Teko or for expenses incurred in the head office of La Teko relative to accounting, including salaries and related payroll expenses, postage, printing and stationery, auditing, directors' expense, stock transfer expense, bonuses, or other general corporate expenses of La Teko. In addition, costs shall not include the cost to La Teko of any judgment, lien or fine paid in connection with the property.

          (iii) Rental charges for machinery and/or equipment used by La Teko in connection with its operations hereunder shall be such rentals as are customarily charged in the mining industry for machinery and equipment of like character.
          (iv) All monies to be paid, if any, with respect to the Property, but not including royalties, rentals, or other payments to be paid to the University under Article 5 of this Agreement.

          (v) The annual cost of insurance premiums for all forms of insurance protection which La Teko carries with respect to its operations on the Property, including but not limited to fire, theft, property damage, machinery breakdown, worker's compensation and disability, and public liability.

          (vi) All taxes accrued and payable arising from La Teko's operation of the Property; provided, however, that federal and state income taxes and mining license taxes, if any, shall not be included as a Cost

     (c) "Development" means all preparations for the removal and recovery of Minerals from the Property, including the construction or installation of a mine, mill or any other improvements to be used for the Mining, handling, milling, processing, or other beneficiation of Minerals from the Property.

     (d) "Exploration" shall mean the activity, operations, or work performed for the purpose of ascertaining the existence, location, quantity, quality, or extent of deposits of Minerals within the Property, including drilling, assaying, geological, geophysical and geochemical surveys, studies, mapping, surveying, trenching, sampling (including bulk sampling), held support and engineering, on-site office and administration activities, and necessary road construction.

     (e) "Feasibility Study" shall mean for the purposes of this Agreement a written report that is prepared for the La Teko Board of Directors outlining an analysis is of the economic and commercial viability of conducting operations for the production, marketing, and sale of ores, Minerals, and other products produced from the Property and that recommends that all or part of the Property should be brought into Commercial Production. The Feasibility Study shall also outline the method by which Commercial Production should be achieved and continued. Such analysis shall be in a form satisfactory to substantial international financing institutions for the purpose of determining the advisability of providing project financing on a commercially competitive basis, taking into consideration all relevant criteria deemed to be both normal and prudent for the mining industry.

     (f) "Mineral or Minerals" means all metals, ores, Minerals, and materials of every kind and character whatsoever which would have been locatable on public domain lands under the General Mining Law of 1872, as amended (30 U.S.C. Section22, et seq.), but shall not include oil, gas and associated hydrocarbons, coal, sand, gravel, building stone, earth, soil, clay, surface and ground water, geothermal resources, or any materiel not currently locatable under such law.

     (g) "Mining" means the Mining, extracting, producing, handling, milling, or other processing of Minerals, and all activities on the Property attendant thereto.

     (h) "Net Operating Losses" shall mean such Operating Costs that are in excess of Net Smelter Returns.

     (i) "Net Operating Profits" shall mean Net Smelter Returns and any and all proceeds, revenues, and monies received by La Teko in connection with the Property, including but not limited to:

          (i) the proceeds (or prorate portion thereof) received from the sale, lease, rental, or other disposition of any property, the cost of which has been charged, in whole or in part, as a Cost to the operation of the Property;

          (ii) the gross insurance proceeds received (including proceeds paid to or held by a third party under a joint operating or similar agreement or otherwise) for loss of or damage to any property the cost of which has been charged, in whole or in part, as a Cost to the operation of the Property, less the actual costs incurred by La Teko in replacing or repairing the same;

          (iii) the gross proceeds of all judgments and claims collected (including proceeds paid to or held by a third party under a joint operating or similar agreement or otherwise) on account of an interest in the Property, or involving the Property or any portion thereof or interest therein, or involving any other property the cost of which has been charged, in whole or in part, as a Cost to the operation of the Property;
less Operating Costs.

     (j) "Net Smelter Returns" means the amount paid to or for or on account of La Teko by or from a smelter or other purchaser (the "gross proceeds") for Minerals, including ores and concentrates thereof or other Mineral materials produced and sold from the Property but not less than the amount that would have been paid in bona fide arms length transaction, less the deductions specified below, but not more than the amount that would have been deducted in a bona fide arms length transaction:

          (i) All reasonable charges and penalties imposed by the smelter, refinery, or other purchaser or paid by La Teko, not including any costs of milling or concentrating ore;

          (ii)      Reasonable sampling, weighing, and assaying charges;

          (iii) Reasonable marketing expenses attributable to the Minerals, ores, concentrates, or other Mineral materials sold;

          (iv) Government sales, severance, and production taxes (but not including any federal, state income taxes or Alaska's Mining License tax); and

          (v) Reasonable transportation charges, but not including the charges associated with transporting from mine to mill.
     (k) "Operating Costs" shall mean Costs incurred by La Teko after Commercial Production.

     (l) "Working Capital" represents the amount of money beyond fixed capital (those amounts generally capitalized under generally accepted accounting principles ("GAP") needed to begin the operation and meet subsequent obligations during project start-up. Without limitation to the foregoing, the cost items typically associated with working capital are: 1) inventories: (a) raw materials, (b) spare parts, (c) supplies, (c) materials-in-process, and (e) finished products; 2) accounts receivable; 3) accounts payable; and 4) cash on hand (payroll, utilities, etc.).

                                   ARTICLE 2
                                     GRANT

     (a) Grant - The University does hereby lease, let, and demise to La Teko, its successors and assigns, the Property and any and all ores in or upon the Property. During the entire life of this Agreement, La Teko shall have the exclusive right to perform in or upon the Property and any end every part thereof such Exploration, Development, and Mining operations as La Teko may, in its sole discretion, wish to perform. La Teko shall be entitled to Mine and market for La Teko's sole account, upon the terms and conditions herein set out, any and all ore which may have been extracted from the Mineral Estate. La Teko shall also have the right to place or construct such buildings or other structures as La Teko may wish to place or construct on the Property and shall have the right to place or install in or upon the Property such machinery and equipment as La Teko may deem necessary for use in connection with La Teko's operations, and to do all other things reasonably related to such uses. The University furthermore grants to La Teko, its successors and assigns, the exclusive right to use shafts, openings, or pits in or upon the Property, and structures, facilities, equipment, roadways, haulageways, and all other appurtenances installed on the Property for the additional purpose of producing, removing, treating, or transporting ores from adjoining or nearby property owned or controlled by La Teko, for which La Teko s hall pay to the University a facilities charge of 0.5% of the Net Smelter Return value of ore from lands other than the Property, treated on or transported through or across the Property. La Teko's operations hereunder, and its mining of adjoining or nearby lands, maybe conducted upon the Property and upon such other lands as a single mining operation to the extent as if the Property and all such other lands constituted a single tract of land. La Teko shall have the right to commingle as set forth below. La Teko shall have the right, at any time during the term of this Agreement, to stockpile, for a period not to exceed six months, an ore or material Mined or produced from the Property at such place or places as La Teko may elect, either upon the Property or upon other lands owned or controlled by La Teko. Waste, overburden, surface stripping, and other materials from the Property only may be deposited on or of the Property, as further provided in Articles 8, 9, and 14(a).

     (b) Commingling - La Teko shall have the right to commingle ore and Minerals from the Property with ore from other lands and properties, provided that La Teko shall calculate from representative samples the average grade of the ore and shall weigh or measure the ore by volumetric survey, truck factors, or other industry practices, prior to commingling and in such a manner that will permit the computation of royalty payments to be made under the terms of this Agreement.

     If concentrates are produced from the commingled ores by La Teko, La Teko shall calculate from representative samples the average recovery percentage for all concentrates produced during the royalty payment period. Payments under this Agreement will be calculated on the teas is of the greater of: (1 ) the experienced recovery, or (2) the recovery that would have been achieved if the ores from the Property had been beneficiated separately in obtaining representative samples and calculating the average grade of the ore and average recovery percentages, La Teko will use procedures accepted in the mining and metallurgical industry which it believes suitable for the type of Mining and processing activity being conducted and, in the absence of fraud, its choice of such procedures shall be final and binding on the University. In addition, comparable procedures maybe used by La Teko to apportion penalty charges, if any, among the commingled ores, as imposed by the purchaser of such ores or concentrates.

                                   ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

     (a) Representations and Warranties of La Teko - La Teko makes the following representations and warranties effective the date hereof:

          (i) Corporate Status - La Teko is a corporation duly organized, existing, and in good standing under the laws of the State of Nevada, and is qualified to conduct business in Alaska.

          (ii) Corporate Authorization - The execution, delivery, and performance of this Agreement by La Teko has been duly authorized by all necessary corporate action on its part and will not violate any provision of the Certificate of Incorporation or Bylaws of La Teko or any provision of any agreement, indenture, instrument, lease, contract, or other undertaking to which La Teko is a party or by which La Teko or its property is bound or requires the consent of any third party, except consents, approvals, and licenses which have been obtained and are in effect.

          (iii) Broker's or finder's Fees - La Teko has not engaged or employed any broker or finder in connection with the negotiation, execution, or delivery of this Agreement, and no broker's or finder's fee or commission is due with respect thereto.

          (iv) Binding Obligation - When duly executed by the parties, this Agreement will constitute a valid and binding obligation of La Teko, enforceable against La Teko in accordance with its terms.

          (v) Diligent Development - La Teko diligently and reasonably shall Develop the Property, provided that such Development shall comply with all applicable laws, and shall conduct all operations on the Property in a careful, good, and workmanlike manner in accordance with accepted mining practices.

     (b) Representations and Warranties of the University - The University makes the following representations and warranties effective the date hereof:

          (i) Corporate Status - The University is a corporation existing and in good standing under the Constitution and the laws of the State of Alaska.

          (ii) Corporate Authorization - The execution, delivery and performance of this Agreement by the University has been duly authorized by all necessary corporate action on its part and will not violate any provision of the Articles of Incorporation or Bylaws of the University or any provision of any agreement, indenture, instrument, lease, contract, or other undertaking to which the University is a party or by which the University or its property is bound or require the consent of any third party, except consents, approvals, and licenses which have been obtained and are in effect.

          (iii) Broker's or Finder's Fees - The University has not engaged or employed any broker or finder in connection with the negotiation, execution, or delivery of this Agreement, and no broker's or finder's fee or commission is due with respect thereto.

          (iv) Binding Obligation - When duly executed by the parties, this Agreement will constitute a valid and binding obligation of the University, enforceable against the University in accordance with its terms.

          (v) Title to the Property - The University makes no representa-tions or warranties respecting title to the Property, the suitability of the Property to operations hereunder, the presence of any Minerals on, in, or under the Property, or the merchantability of any Minerals situated on, in, or under the Property. The Agreement is granted subject to all valid existing rights of third parties in and to the Property, if any.

          (vi) Lesser Interest - If the University's title to the Mineral Estate (or any portion thereof) is less than the entire interest or is subject to a superior adverse interest, La Teko shall have the right to elect to rescind this Agreement or accept such title as the University has by giving notice of such election to the University in accordance with Article 19. Since the payments set forth in Article 5 are predicated upon the University owning the entire interest in the Mineral Estate free and clear of any superior adverse interests, if the University owns less than the entire interest or such interest is subject to a superior adverse interest, then such payments shall be reduced proportionally.

                                   ARTICLE 4
                                      TERM

     (a) This Agreement shall continue in full force and effect for a period of ten (10) years from the Effective Date hereof and for so long thereafter as ores or Minerals from the Property are being Mined. processed, or marketed on a continuing basis or other payments are being made to the University by La Teko; subject, however, to the provisions of Articles 14, 15, 16 and 17 of this Agreement and further subject to the condition that should La Teko either fail to reach Commercial Production within four (4) years of the completion and approval by La Teko's Board of Directors of its Feasibility Study for the project upon the Property or, upon having achieved the Commercial Production, cease Commercial Production, for any reason (except as provided in Article 17), for a continuous period of four (4) years, then the University shall have the right to terminate this Agreement upon thirty (30) days' notice to La Teko.

     (b) If La Teko is not in Commercial Production by the end of the ten year period discussed above, this Agreement maybe renewed for an additional four year period upon the written request of La Teko given to the University within six
(6) months of the end of the ten year period, and upon La Teko demonstrating to the University's sole satisfaction that it is diligently pursuing Development and Commercial Production by providing satisfactory evidence including a completed and approved Feasibility Study and proof of financing, that Commercial Production will be achieved within one (1 ) year.

                                   ARTICLE 5
                        OPTION PAYMENT; ADVANCE MINIMUM
                            AND PRODUCTION ROYALTIES

     La Teko shall pay any and all Costs incurred under this Agreement for the Exploration, Development, and Operation of the Property, and La Teko shall also pay to the University certain other amounts as set forth below.

     (a) Option Payment - La Teko shall pay to the University a $75,000 option payment (hereinafter referred to as "Option Payment") to the University upon execution of this Agreement. The Option Payment shall not be considered an advance minimum royalty payment and shall not be recoupable from the University's share of future royalties.

     (b) Advance Minimum Royalties - Until a production royalty as defined herein is payable, La Teko shall be obligated to pay the University annual advance minimum royalties as set forth below during the term of this Agreement, which amounts shall be recoupable from the University's share of future royalties, if any, related to the Property. The first payment shall be made upon La Teko's receipt of the executed Agreement from the University, the payment for each subsequent year as set forth below shall be made on or before the anniversary of the Effective date of this Agreement, for so long as this Agreement is in effect. Beginning upon the third year from the Effective date of this Agreement, the monetary amounts specified below to be paid annually as advance minimum royalties shall be adjusted proportionately, on an annual basis to the changes made in the Consumer Price Index for "All Items" based for Anchorage, Alaska. The base year for these payments shall be the second year from the Effective Date of the Agreement, and the parties shall use the most recent monthly Index published prior to the anniversary date of this Agreement. All payments made pursuant to this Article 5(a) shall be subject to proportionate reduction in accordance with Article 3(bXvii).

                        MINIMUM PAYMENT AMOUNT DUE DATE

            $75,000.00         First anniversary of Effective
                                Date of the Agreement
            $85,000.00         Second anniversary of Effective
                                Date of the Agreement
            595,00 0.00        Third anniversary of Effective
                                Date of the Agreement
            $105,000.00        Fourth anniversary of Effective
                                Date of the Agreement
            $115,000.00        Fifth anniversary of Effective Date of the
                                Agreement and then a $10,000 increase
                                annually thereafter up to a maximum Advance
                                Minimum Royalty payment of $150,000, which shall be paid annually thereafter until production royalties are payable.

     (c) Production Royalties - The sum total of all Costs incurred by La Teko from and after the Effective date of this Agreement and prior to the commencement of Commercial Production, less the aggregate Net Smelter Returns received by La Teko prior to the Commercial Production, if any, shall be accumulated and carried forward. After commencement of the Commercial Production, La Teko shall retain ninety-seven percent (97%) of the Net Smelter Returns thereafter realized, and shall pay the University three percent (3%) of the Net Smelter Returns, until the total of such Net Smelter Returns realized by La Teko shall be equal to the sum of the total of all Costs incurred prior to the commencement of Commercial Production, and, if applicable, the total of all accumulated Net Losses incurred in any calendar quarter after commencement of the Commercial Production less Net Smelter Returns received prior to the commencement of the Commercial Production.

     After the above-mentioned retention has occurred, the University shall be entitled to receive a production royalty equal to four and one-half percent (4.5%) of total Net Smelter Returns for precious metals, and three percent (3.0%) for base metals, realized during each calendar quarter from La Teko's Mining of the Mineral Estate, but at no time after the commencement of Commercial Production, including any periods in which La Teko ceases Commercial Production, shall the royalty payment to the University be less than $150,000.00 plus CPI increase per year. All production royalties shall be paid to the University within thirty (30) days after the end of each calendar quarter in which they have accrued.

     (c) Provisional Royalty - If La Teko stockpiles any ores, Minerals, concentrates, or other products upon other property for a period longer than six
(6) months, La Teko shall pay the University a provisional royalty of 50% of the estimated royalty. When such ores, Minerals, or other products are sold or processed by La Teko, La Teko shall pay to or recover from the University the difference between the provisional royalty paid and the amount of royalty determined as provided above and shall be paid within thirty days of processing.

     (d) Financial Reports - La Teko shall keep at the Property and/or at La Teko's Alaskan office accurate books of account and records, in accordance with GAP, covering the Mining operations related to the Property, including data related to Mining, milling, sale, and disposal of ores and concentrates (or other products) from the Property.

     During the term of this Agreement, La Teko shall, before the end of each calendar quarter, furnish written statements to the University showing, when applicable, the tonnage of ore Mined, the tonnage of ore milled, the tonnage of concentrates or other products produced therefrom, and a detailed statement of the computation of royalties paid and total Costs which have been charged by La Teko against the Property for the preceding quarter.

     Within ninety (90) days after the expiration of each lease year, La Teko shall deliver to the University a statement certified without material qualification by an independent CPA regularly retained by La Teko, setting forth the amount of Net Smelter Returns, Costs, and Net Operating Profits for each such lease year. La Teko represents and warrants that each of La Teko's income statements shall include all income of any sublessee made during the same period.

     If the University objects to all or any part of such statement, the University shall notify La Teko in writing thereof within nine (9) months after the close of the calendar year to which such statements apply, or within three
(3) months after the receipt of the audit report for that calendar year, and such writing shall set out in detail the reason or reasons for such objections. If no such objections are made within said period, then the statement or statements shall be considered and treated as correct and shall not thereafter be subject to question. Any and all questions which may arise with respect to the Costs which La Teko charges against the Property; against Exploration, Development, and Mining; or against the treatment and sale of Minerals, or with respect to the accounting procedure which is employed in arriving at the proper settlements between La Teko and the University shall be settled, if possible, by conferences between the parties end shell be finally disposed of, if agreement is reached, by an exchange of letters. In case of any dispute between the parties arising under this Article 5(d) which cannot be settled between the parties, the same shall be submitted to a national accounting firm acceptable to both parties for final resolution. If a mutually acceptable accounting firm is not found, the choice of accounting firm (and no other issue) shall be referred to the American Arbitration Association. Upon selection of an accounting firm, each party shall describe its position with respect to the disputed issue in writing to said firm, with copies to the other party, and said firm shall render an opinion regarding the suitability of any charge based upon the terms of this Agreement and generally accepted accounting principles which shall be binding upon both parties. The costs associated with the resolution made by any firm of accountants shall be charged to Costs.

     All books and records of La Teko, insofar as they may relate to the operation of the Property under this Agreement, shall be open to inspection by the University or its agents or duly authorized representatives at reasonable times. Such books, records, and evidence shall be kept et least thirty-six(36) months after the expiration of the lease year to which the same pertain and, if the University shall inspect or audit La Teko's statement for such lease year, such books, records, and evidence shall continue to be kept until such inspection or audit shall have been concluded. The University, at it own expense, may make or have made audits of the records (by independent auditors ) connected with La Teko's operations of the Property, but not m ore than once each year.

                                   ARTICLE 6
                                WORK COMMITMENTS

     La Teko shall diligently, in good faith, and in a good workmanlike manner, begin to or prosecute Exploration, Development and Mining on the Property. La Teko shall perform the following amounts of work in connection with and in furtherance of the exploration, development or Mining of the Property


                Lease Year                Amount                   ,~
                During Lease Year 1       $  500,000
                During Lease Year 2       $  750,000
                During Lease Year 3       $1,000,000
                During Lease Year 4       $1,250,000
                During Lease Years and    $1,500,000
                each succeeding lease year

La Teko shall have the right to carry forward excess Costs spent in any one year and apply those excess Costs towards the next year's Work Commitment due; provided, however, that La Teko shall expend no less than 20% of the Work Commitment for any one year in which La Teko carries forward excess Costs. Should La Teko fail to expend the above sums on or for the benefit of the Property on or before the due dates for such expenditures, in order to maintain this Agreement in good standing, La Teko shall pay to the University, within 10 days after the anniversary date of this Agreement, the difference between the amount due and the amount expended on or for the benefit of the Property for the applicable period. Pursuant to Article 14, the University may terminate this Agreement for La Teko's failure to expend the above referenced Work Commitment amounts or to make payment to the University in lieu thereof within the time periods specified above

                                   ARTICLE 7
                         SURFACE OBLIGATIONS OF LA TEKO

     (a) Before conducting any Exploration, Development and Mining Operations, La Teko shall submit a Plan of Operations ("Plan") to the University for its review and approval which shall not be unreasonably withheld, which sets forth the proposed activity or activities and the approximate location thereof. La Teko agrees to consult closely with the University as to the location of any facilities and improvements placed upon the Surface Estate.

     (b) In the course of exercising its rights under this Agreement, La Teko will, to the extent it can do so without interfering with the development of the Mineral Estate,- use reasonable care and will exert good faith efforts to minimize disruption or interference of the Surface Estate.

     (c) La Teko will preserve as far as practical the integrity of the Surface Estate consistent with its ability to conduct Exploration, Development and Mining Operations in the manner best suited to development of the Mineral Estate.

     (d) La Teko shall be responsible for obtaining all required permits and other governmental approvals necessary for its activities on the Surface Estate, and will comply with all federal, state and local laws and regulations pertaining to the conduct for its exploration and development operations or other related uses of the Surface Estate. The University will cooperate with La Teko in the acquisition of all permits and governmental approvals.

     (e) La Teko will conduct all Exploration. Development, and Mining Operations in a prudent, efficient, and workmanlike manner, in accordance with sound engineering and mining industry practices. All areas of La Teko's operations shall be kept in a neat clean, orderly, safe and sanitary condition. No littering shall be permitted and all trash, non-natural debris and other waste material resulting from its operations shall be disposed of in a manner approved by state and federal authorities.

     (f) La Teko agrees to store, transport, and dispose of all hazardous substances, as defined by AS 46.03.826, and all hazardous wastes, as defined by AS 46.03.900 or under any other applicable state or federal law, in accordance with all local, state, and federal laws, including the "Resource Conservation and Recovery Act" ("RCRA") and the "Comprehensive Environmental Response, Compensation and Liability Act" ("CERCLA"), as amended, regarding the same, and La Teko shall not dispose of any hazardous wastes upon the Property. Further, La Teko and the University acknowledge and agree that in the event mining wastes are regulated by CERCLA or by any other statute, La Teko may dispose of such wastes on the Property provided La Teko complies fully with such laws and shall be solely responsible for any contamination or other environmental damage found on the Property resulting from La Teko's operations, including the cost of clean-up. Hazardous substances and estimated quantities thereof shall be disclosed in the Plan of Operation prior to being brought onto the Property. At the end of each year, La Teko s hall notify the University of all hazardous substances and any hazardous wastes and the quantities brought to, stored upon, used on, or bans ported from the Property.

     (g) La Teko shall take all necessary precautions to prevent and suppress forest, brush, and grass fires, and no open fires shall be permitted on the Property. La Teko shall be responsible only for forest, brush, and grass fires which are proximately caused by La Teko, its employees, agents, and assigns; and La Teko, its agents, and assigns shall indemnify and hold the University harmless from claims or damages if such fires should cause injury or damage to the person or property of any third parties

     (h) La Teko shall protect all survey monuments, witness corners, reference monuments, and bearing trees against damage, destruction, or obliteration. Any damaged or obliterated monuments shall be reestablished by La Teko in accordance with accepted survey practices of the United States Department of Interior, Bureau of Land Management.

     (i) If requested, La Teko shall make a written report to the University on all matters relevant to the character, conduct, and status of operations. Upon completion of its operations, La Teko shall notify the University in writing.

     (j) La Teko shall not be permitted to use the Property to deposit, store, or dispose of any waste, overburden, surface stripping, and other materials from adjoining or nearby property owned or controlled by La Teko, without the express written permission from the University.

     (k) La Teko agrees that standing timber shall be protected to the maximum extent possible.

     (1) Prior to constructing, erecting, or installing any major buildings, structures, dams or other major facilities on the Property, La Teko shall reasonably determine, through the use of geological methods appropriate under the circumstances that the lands to be affected by such building, structures, dam s or other facilities do not contain deposits of Minerals that are likely to be mineable during the term of this Agreement.

                                   ARTICLE 8
                            ENVIRONMENTAL PROTECTION

     La Teko shall take all reasonable precautions to prevent improper disposal of hazardous wastes and the pollution of air and water by La Teko's operations. Any facilities for employees established on the Property shall be operated in a sanitary manner, and refuse and waste resulting from La Teko's use, servicing, repair, or abandonment of equipment shall be removed from the Property. It shall be La Teko's sole responsibility to comply with all applicable environmental laws or regulations, subject to La Teko's right to contest the same. Liability for any environmental or water quality damage that is caused by La Teko's lack of compliance with this Article shall be borne solely by La Teko. If the University finds evidence which reasonably indicates that air, land, water quality, or other environmental dam age has occurred or is about to occur, the University shall have the right, upon written notice to La Teko, to require La Teko or its contractors, agents, or assigns to cease immediately that portion of operations on the Property which is causing or is about to cause such air, land, water quality, or other environmental damage and to direct La Teko in writing to take immediate action to correct or eliminate said damage or threat thereof prior to recommencing such portions of operations. The University's rights under this provision shall not release La Teko of its obligation hereunder, nor shall it constitute a waiver of the University's rights as provided by this Agreement and/or by law, and shall not create an obligation on the University's part to provide for any inspections as to environmental practices of La Teko, or to take any responsibility whatsoever for La Teko's actions, it being agreed that compliance therefor is the sole responsibility of La Teko. Liability for any environmental or water quality damage that is caused by La Teko or its contractors, agents, or assigns shall be borne by and at the sole expense of La Teko. If La Teko fails or refuses to correct or repair any environmental damage within a reasonable time after having received written notice thereof from the University, and such environmental damage was caused by La Teko's failure to comply with applicable laws or with any obligation or covenant of this Agreement after being directed to do so, then the University shall have the right to contract with any qualified party to correct said condition, and La Teko shall pay to the University on demand for all costs including attorneys fees of said correction or repair. La Teko's obligations under this paragraph and the University's rights shall survive the termination of this Agreement. Notwithstanding any other provision, La Teko shall indemnify and defend the University from any end all losses, damages, expenses, claims, demands, and civil or criminal liabilities or penalties; clean up lawsuits and other proceedings; and all costs and expenses including damages, attorneys' fees, and disbursements which accrue to or are incurred by the University, arising directly or indirectly from, or out of, or which are in any way connected with La Teko's acts or omissions which cause environmental or water quality damage as defined by noncompliance with federal, state, and local laws, regulations or orders; or which cause losses, damages, expenses, claims, demands, or civil or criminal penalties or sanctions to be incurred.

                                   ARTICLE 9
                                RIGHT TO INSPECT

     The University or its authorized agents shall have the right to inspect La Teko's operations on the Property upon reasonable notice and during normal working hours.

                                   ARTICLE 10
                             WORK PROGRESS REPORTS

     On or before April 1 of each year of this Agreement, La Teko shall furnish to the University yearly progress reports showing the character and amount of work performed by La Teko on the Property during the preceding year and the place or places where work was performed and ore or material mined, and shall make available for the University's inspection, at the office where such records are kept, any other drill cuttings, cores, and other geological samples collected by La Teko under this Agreement, as well as provide for the University's inspection and reproduction all sample data and geological maps resulting from such work and all geologic reports supporting such progress reports. Any data, reports, or other information furnished to the University shall be the same as La Teko customarily prepares or obtains for its records. La Teko further agrees to supply the University with copies of all geological maps, cross-sections, drill logs, and other factual and/or interpretive or computer generated data or reports generated under the terms of this Agreement. The University shall keep confidential, as provided in Article 20, all information received from La Teko through such reports, samples, data and maps; and La Teko shall not be required to generate any reports or collect any data that it has not otherwise prepared or generated for its own use.

                                   ARTICLE 11
                            OWNERSHIP OF FACILITIES

       Any machinery, buildings, or equipment, including supplies or any end all other items which La Teko acquires for the benefit of the Property under this Agreement, shall belong to La Teko and may be removed by La Teko at any time this Agreement is in effect, and shall be removed within one year after termination of the Agreement; provided, however, that any proceeds realized from the sale of such machinery, buildings, or equipment acquired solely for the benefit of the Property and which have been charged to Costs hereunder shall be credited to Costs incurred by La Teko. In the event of termination of the Agreement after La Teko has commenced Commercial Production, La Teko shall martial all the available assets, including Working Capital, placed upon the Property by La Teko and charged to Costs (but excluding any capital assets which may belong solely to the University), and shall sell the same, and the proceeds therefrom shall be credited to Costs. Nothing herein prohibits the University from being a purchaser at any sale held by La Teko hereunder. Any machinery, buildings, or equipment, including supplies, not removed or sold within one year of termination shall, at University's sole discretion, upon election and written notice to La Teko by the University, become the property of the University free and clear of La Teko's interests, and the University shall be entitled to dispose, remove, or sell such property without any further interest or claim by La Teko. In the event that the University does not elect to accept machinery, buildings or equipment left on the Property within one year of termination, such machinery, buildings or equipment maybe disposed of or removed by the University and La Teko shall reimburse the University for all costs. In the event that a regulatory agency requires additional reclamation work on monitoring beyond the one year period, the one year period shall be extended as the University deems appropriate provided that La Teko shall continue to insure and indemnify the University as required by this Agreement during the extension period.

                                   ARTICLE 12
                                     TAXES

     La Teko shall pay its own federal and state income taxes and mining license taxes, if any, and shall file its own returns related thereto based, in the case of income taxes, upon the income received by La Teko. Should any liens or encumbrances hereafter be created on the Property or on any Minerals therefrom as a result of failure by La Teko to pay taxes when due, pursuant to the preceding sentence, the University may, in addition to other remedies available at law, at its option, satisfy such liens or encumbrances, and La Teko shall reimburse the University for such amounts and any associated costs, including attorneys fees and court costs, upon notice thereof by the University. If La Teko should fail to repay the University within thirty (30) days of notice thereof, the University may serve notice of default to La Teko in accordance with Article 15. Any and all other taxes or licenses of whatsoever character, including, among others, real and personal property taxes related to the Property and relating to operations carried on after the Effective Date of this Agreement, shall be paid by La Teko and treated as Costs as defined in Article 1 of this Agreement. During the term of this Agreement, La Teko shall pay when due all taxes assessed against its personal property and all improvements placed upon the Property, and ad valorem taxes assessed against the Property which result from La Teko's activities on the Property. La Teko shall have the right, at its option, to contest, in the courts or otherwise, the validity or amount of any such taxes or assessments, if it deems the same unlawful, unjust, unequal, or excessive, or to take such other steps or proceedings as it deems necessary to secure a cancellation, reduction, readjustment, or equalization thereof, before it shall be required to pay the same.

                                   ARTICLE 13
               COMPLIANCE WITH LAWS - SAFETY AND FIRE PROTECTION
                        - INSURANCE AND INDEMNIFICATION

     (a) Compliance with Laws- During all periods in which La Teko is operating on the Property pursuant to this Agreement, and with respect to all work of whatsoever character in any manner connected therewith, La Teko shall comply with all laws and regulations of the State of Alaska, any legal subdivision thereof, and the United States of America, and all rules, permits, orders, and directives made in conformity "herewith. Without limitation of the foregoing, La Teko shall comply with all laws, regulations, permits, rules, orders, and directives relating to Mining, Alaska's mining license and notice, reclamation, mine waste disposal, fire prevention, safety, fisheries, environment, water quality and pollution, employees, and the Mine Safety and Health Act ("MSHA"). La Teko reserves the right to challenge any such laws, regulations, rules, required permits, orders, or directives if La Teko, in good faith, believes that the same are unconstitutional, unlawful, or are otherwise being directed against La Teko and La Teko's operations on the Property in an arbitrary or capricious manner. La Teko shall comply with all health, safety, and fire prevention measures prescribed by law. Should La Teko assume, during the term of this Agreement, any permits obtained by the University, La Teko shall be solely responsible for continuing compliance with such permits to the extent that such compliance is within the control of La Teko, but La Teko shall not be required to fulfill any requirements under such permits relating to conditions created by the University prior to La Teko's assumption of such permits. If any additional permits, permit waivers, or permit modifications or amendments are required in furtherance of La Teko's obligations under this Agreement, the University shall cooperate and provide all reasonable manner of assistance to La Teko in expediting additional permit applications and related matters. La Teko agrees to cease operations where required by laws, regulations, rules, permits, orders, and directives made in conformity/hereto, subject to La Teko's right as set forth above to challenge the same, without suspension of La Teko's obligations under Article 5 until said additional permits, permit waivers, modifications, or amendments are obtained. Upon expiration or termination of this Agreement or earlier upon the University's request, any permits, licenses, leases, or similar matters secured on behalf of or procured by La Teko hereunder which are no longer necessary or convenient to La Teko to conduct its operations upon the Property shall be transferred to the University, to the extent that La Teko has the right to effect such transfer.

     (b)  Insurance and Indemnification

          (i) Insurance - Without limiting La Teko's indemnification, it is agreed that La Teko shall purchase, at its own expense, and maintain in force at all times during the term of this Agreement, the policies of insurance specified below. Where specific limits are shown, it is understood that they shall be the minimum acceptable limits. If La Teko's policy contains higher limits, the University shall be entitled to coverage to the extent of such higher limits.

          Certificates of Insurance must be furnished to the University upon signing this Agreement and must provide for thirty (30) day prior notice to the University of cancellation, nonrenewal or material change of the policies. Failure to furnish satisfactory evidence of insurance or the lapse of a policy is a default and grounds for termination of this Agreement. Each Workers' Compensation Insurance policy shall be endorsed with a waiver of subrogation in favor of the University. ALL other insurance policies required by this Agreement shall be endorsed to provide that such insurance shall apply as primary insurance and that any insurance or self insurance carried by the University will be excess only and will not contribute with the insurance required by this Agreement; shall be endorsed to name the University as an additional insured; and shall provide for a waiver of subrogation in favor of the University. All endorsements shall reference this Agreement. All insurance shall be on an occurrence and not a "claims made" basis.

     (a) Workers' Compensation Insurance: La Teko shall provide and maintain, for all employees of La Teko engaged in work under this Agreement, Workers' Compensation Insurance and Employer's Liability Insurance in accordance with the laws of the State of Alaska. La Teko shall be responsible for Workers' Compensation Insurance for any subcontractor who directly or indirectly provides services under this Agreement. This coverage must include statutory coverage for states in which employees are engaging in work and employer's liability protection not less than One Million Dollars ($1,000,000.00) per person, One Million Dollars ($1,000,000.00) per occurrence. Where applicable, coverage for all federal acts (i.e., U.S.L. & H and Jones Acts) must also be included.

     (b) Comprehensive (Commercial)-General Liability Insurance: With coverage limits not less than Two Million Dollars ($2,000,000.00) combined single limit per occurrence and annual aggregate where generally applicable, including premises-operations, independent contractors, products/completed operations, broad form property damage, blanket contractual and personal injury endorsements, which insurance shall include coverage for XCU (explosion, collapse and underground) hazard, completed operations and contractual liability. Limits may be a combination of primary and excess (umbrella) policy forms.

     (c) Comprehensive Automobile Liability Insurance: Covering all owned, hired, and non-owned vehicles with coverage limits not less than One Million Dollars ($1,000,000.00) combined single limit per accident bodily injury and property damage.

     (d) In the event La Teko acquires or uses aircraft in conjunction with its operations under this Agreement which are not covered under La Teko's insurance obligation under 15(b)(i)(a) above, La Teko shall then obtain liability and indemnity insurance with a combined single limit of not less than $2,000,000.00

     The insurance shall be placed with an insurance carrier or carriers reasonably satisfactory to the University and, unless otherwise agreed, with a Best Guide rating of A/XIII and shall provide that no failure of La Teko to comply with any term or condition of this Agreement, or other conduct of La Teko, its agent, representatives, contractors, and employees, shall void or otherwise affect the protection under any insurance policy attached to the University. If La Teko fails to comply with these insurance requirements, the University may obtain and pay for such insurance and keep the same in force and effect, and La Teko shall pay the University on demand for the premium cost thereof. La Teko shall provide written proof of insurance, by a certificate of insurance, to the University, reflecting full compliance with the requirements set forth in Article 14(b)(i)(a) above.

     In order to maintain the same level of coverage that will exist at the commencement of this Agreement, the types and amounts of coverage called for herein shall be subject to review at the end of each five (5) year period from the Effective D ate of this Agreement, unless a major change in La Teko's operation on the Property occurs, in which case said review shall be done at the time of the occurrence and, if appropriate, the insurance requirement shall be adjusted upward or downward or extended as the parties may agree to provide the amounts and types of coverage then prudently carried by entities engaged in Exploration, Development, and Mining operations similar to those to be conducted pursuant to this Agreement. La Teko shall maintain insurance policies under which, at a minimum, the above-described amounts of insurance shall be maintained in effect throughout the time during which such insurance is required under this Agreement, even if successful claims are asserted against any such policies during their terms.

     La Teko shall not acquire any rights whatsoever under this Agreement until La Teko has submitted to the University proof, furnished by the insurance carriers, of current coverage as required herein, which must specifically include workers' compensation insurance from an insurance company or association authorized to transact the business of workers' compensation insurance in the State of Alaska, or proof, furnished by the Workers' Compensation Board of the State of Alaska of a current certificate of self-insurance issued by the Board. If the University should receive notice that en applicable insurance policy under this Agreement has been canceled without being replaced by a comparable policy, the University may obtain and pay for such insurance and keep the same in force and effect, and La Teko shall pay the University on demand for the premium costs thereof.

          (ii) Indemnification - La Teko agrees to assume full control and responsibility for the activities or conduct of its agents or employees with respect to this Agreement. La Teko shall defend and save harmless the University or any representative thereof from and against all losses, damages, liabilities, expenses, claim s, and demands of whatsoever character. direct or indirect, arising out of, or in any way connected with, claims or demands resulting from any act or omission of La Teko or any employee, subcontractor, agent, or other representative of La Teko relating to performance under the terms of this Agreement whether such claims or demands arise during or after termination of this Agreement.

     (c) No Third Party Beneficiary- This Agreement specifies the rights and obligations of the parties hereto and is not intended to create any rights or causes of action in any third parties.

                                   ARTICLE 14
                   TERMINATION AND RELINQUISHMENT OF PROPERTY

     If La Teko fails to make the payments required by Article 5 or Article 6, this Agreement shall automatically terminate; and any payments by La Teko theretofore made to the University shall be the sole property of the University. Upon termination, the Property shall no longer be subject to this Agreement and La Teko shall release and quitclaim to the University any and all of its interests in the Property. Liabilities and obligations to the University accrued prior to the date of such termination or relinquishment and any obligations hereunder arising upon termination or relinquishment as a result of operations upon the Property by La Teko Agreement shall survive termination or relinquishment.

                                   ARTICLE 15
                             DEFAULTS - FORFEITURE

     The University shall have the right to terminate this Agreement only for default by La Teko. In the event that the University claims that a default has occurred or is occurring in La Teko's performance of any obligation or obligations under the terms of this Agreement, the University may serve written notice upon La Teko that La Teko is, or is claimed to be, in default, stating in such notice the particulars of the alleged default and requesting the correction thereof. Upon receipt of any such notice, La Teko shall within thirty (30) days from and after receipt of such notice fully correct any and all defaults specified in such notice. Notwithstanding the foregoing, in the case of defaults which threaten or affect health or safety standards, La Teko shall begin the correction of said defaults immediately upon notice or as soon as practicable thereafter. Neither the service of the notice nor the performance of any acts by La Teko aimed to meet all or any of the alleged defaults shall be deemed an admission or presumption that La Teko has failed to perform all of its obligations hereunder. If any default or defaults which have been specified in any such notice are not remedied in the manner specified herein, then the University may, at its option and by written notice, declare this Agreement terminated.

     In the event the University terminates this Agreement on account of breach by La Teko, La Teko shall be under no further liability to the University as a result of La Teko's activities on the Property or as a result of the terms of this Agreement from and after the date of such termination, except for liabilities end obligations, including lienable matters, to the University accrued prior to the date of such termination and its obligations hereunder arising upon termination as a result of operations upon the Property by La Teko.

                                   ARTICLE 16
                     SURRENDER OF POSSESSION ON TERMINATION

     Upon termination of this Agreement for any reason, La Teko, subject to the obligations under Article 14 and Article 21, will surrender peaceable possession of the Property, and the University shall thereupon have the right to take full and complete possession thereof, subject to the rights of La Teko to go upon the Property for a period not to exceed one year for the purpose of reclamation, and removing and disposing of the machinery, equipment, and supplies as further provided in Article 11 of this Agreement. Within one (1 ) year after termination, La Teko agrees to return all exploration samples, drill cuttings and drill cores, and other samples collected d-tiring this Agreement, and to provide the University with the location and description of all exploration work and test results, a report of the status and location of any remaining reserves, and copies of all factual data generated by La Teko's activities on the Property prior to termination. All such data, reports, or other information furnished to the University shall be the same as La Teko customarily prepares or obtains for its own records, and La Teko shall not be required to generate any reports or collect any data that it has not otherwise prepared or generated for its own use.

     Upon such termination, La Teko shall leave all artificial ground support in place without warranty as to condition or fitness, but La Teko shall not otherwise be obligated to leave any mine workings or openings in the Property, including ventilation openings, in any particular condition or state of repair, except as otherwise required by federal, state, or local laws and the requirements of Article 8 and Article 21.

     Upon termination La Teko shall release and quitclaim to the University all of its interest in the property.

                                   ARTICLE 17
                                 FORCE MAJEURE

     Except for all royalties due to the University by La Teko pursuant to
Article 5, should La Teko be prevented or delayed from performing any other obligations of this Agreement by reason of an act of nature, or fire, flood, delay in transportation, war, insurrection or mob violence, then and in such event any such failure to perform shall not tee deemed a breach of this Agreement. Performance of said obligations shall be suspended during such period of disability, and the time for the performance of said obligations shall be extended fore period equal to the period of disability; in such event the term of this Agreement shall be extended for the time such condition of force majeure is in effect. La Teko shall make all reasonable efforts to eliminate the cause of the force majeure condition.

                                   ARTICLE 18
                          ENCUMBRANCES - - ASSIGNMENTS

     (a) Encumbrances - During the term of this Agreement, La Teko shall not allow liens or encumbrances which arise out of any act or omission upon the part of La Teko to remain on or attach to the Property.

     (b) Assignment- This Agreement shall be binding upon and inure to the benefit of La Teko and the University, and their respective heirs, assigns, affiliates, and successors. This Agreement may be assigned by any party upon the written notice to and the written consent of the other party, except such consent shall not be required for any assignment for security purposes only, as provided in Article 18(b). Said consent shall not be unreasonably withheld. Any purported assignment by any party without such notice, consent, or which if effective would change any right or obligation of the other party hereto, shall be void and unenforceable, it being the intent of the parties that the provisions of this Agreements hall run with the land. Further, no assignment by any party will be valid unless the assigning party has provided to the other party a written statement effective the date of the assignment, signed by the assignee, agreeing to be bound by the terms and conditions of this Agreement to the same extent and nature as the assigning party; and provided further that the assignee has given reasonable assurances of its ability to fully and faithfully perform all terms, conditions, and obligations of this Agreement, including without limitation, the payment of royalties and the performance of work commitments.

                                   ARTICLE 19
                                    NOTICES

     Any notice hereunder shall be given in writing, delivered via certified or registered mail, return receipt requested, to the following addresses:

           La Teko:                 Robert Gentry, President
                                    La Teko Resources, Inc.
                                    2173 University Avenue South, Suite 101
                                    Fairbanks, Alaska 99709
                                    Phone: (907) 474-2080 Fax: (907) 474-2082

            The University:         The University of Alaska
                                    Statewide Office of Land Management
                                    Northern Regional Office
                                    910 Yukon Drive, Suite 211
                                    Fairbanks, Alaska 99775-5280
                                    Phone: (907) 474-7421 Fax: (907) 474-972

or to other such addresses as maybe provided from time to time. If such notice is so mailed, the act and time of the posting thereof shall be deemed the act and time of giving such notice.

                                   ARTICLE 20
                                CONFIDENTIALITY

     The University and La Teko mutually agree that all information developed or acquired as a result of work under this Agreement, including but not limited to information relating to ore reserves, Mineral discoveries, Mining methods, plans and production schedules, and other information, including the terms of this Agreement, shall be kept confidential and shall not be voluntarily released or made public by one party without the other parties express prior written consent during such period that this Agreement is in effect; provided, however, that nothing herein shall be construed to interfere with any responsibility of the University or La Teko to make reasonable disclosures required under any applicable securities, public disclosure, or other laws.

     In the event any party deems it necessary to make such disclosures for the reasons stated, that party agrees to confer with the other party prior to making such disclosures.

                                   ARTICLE 21
                                  RECLAMATION

     On cessation of the Exploration, Development or Mining, or upon the termination of the rights and privileges granted herein by this Agreement, La Teko will, within one year of the cessation or termination, reclaim that portion of the Surface Estate impacted by La Teko's Exploration, Development, or Mining to a condition of use suitable for use by the University in a way that portion of the Surface Estate was previously used, or to such reasonable alternate condition as maybe approved by the University in writing. in any event, all reclamation work by La Teko shall be in accordance with the requirements of all applicable federal, state, and local laws and regulations, as amended. La Teko's obligations hereunder shall survive termination of this Agreement. La Teko shall undertake reclamation as an ongoing task and will reclaim unneeded portions of the Property as soon as possible. In the event that a regulatory agency requires additional reclamation work or monitoring beyond the one year period, the one year period shall be extended as the University deems appropriate, provided that La Teko shall insure and indemnify the University as required in this Agreement during the extension period.

                                   ARTICLE 22
                                PERFORMANCE BOND

     La Teko shall post a performance bond ("Bond") with the University as beneficiary in the amount of One Hundred Thousand Dollars ($100,000). The purpose of the Bond is to ensure La Teko's full performance and observance of each and every provision of the Agreement including reclamation. If, within one
(1) year after the termination or relinquishment of the Agreement, La Teko has satisfactorily performed all of its obligations under the Agreement, the University will release La Teko from the Bond. All bonding required to be provided by La Teko shall be issued by bonding companies authorized to do business in the State of Alaska. Bonding company selection shall be subject to prior written approval of the University.


                                   ARTICLE 23
                                WATER USE RIGHTS
     La Teko may appropriate and use water upon or appurtenant to the Property in connection with its respective interest under this Agreement, and in accordance with applicable state law.

                                   ARTICLE 24
                             SAND, ROCK AND GRAVEL

     The University grants to La Teko its right to use all sand, rock shot rock and gravel located on the Property for the benefit of the Property; provided no sand, rock shot rock or gravel is sold or transferred to any third party nor moved outside the boundaries of the Property.

                                   ARTICLE 25
                                    GENERAL

     (a) This Agreement, including the attached Schedules, is the entire understanding between the parties with respect to the subject matter of this Agreement, and no modification hereof shall be effective unless in writing and executed by the parties hereto. This Agreement shall be binding upon the successors and assigns of the parties hereto.

     (b) The titles to the respective articles hereof shall not be deemed a part of this Agreement but shall be regarded as having been used for convenience only.

     (c)  Time is of the essence in this Agreement.

     (d) If any provision of this Agreement is determined to be invalid, such invalidity shall not affect the enforceability of any other provision of this Agreement.

     (e) This Agreement shall be interpreted under the laws of the United States and the State of Alaska, and venue for any actions arising hereunder shall be in the Superior Courts of the Fourth Judicial District, the State of Alaska or in the United States District Court for the District of Alaska, as appropriate.

     (f) The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto.

     (g) Neither party shall record this Agreement, however, the University agrees to execute, upon request by La Teko, a short-form notice of this Agreement for purposes of recordation in the real property records of the recording districts in which the Property is located.

     (h) This Agreement shall in no way be construed so as to create a joint venture, agency, employment or partnership relationship between the University and La Teko.

     (i) Any amount not paid when due hereunder shall bear simple interest at the maximum rate allowed by law from time to time.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the date first above set forth.

UNIVERSITY OF ALASKA                LA TEKO RESOURCES, INC.


By                                  By